Exhibit 3.1

Form 426	Resolution Relating to a Series of Shares	This space reserved for office use.
(Revised 05/11)
Return in duplicate to:
Secretary of State
P.O. Box 13697
Austin, TX 78711-3697
512 463-5555
FAX: 512/463-5709
Filing Fee: $15

Entity Information

The name of the corporation is:

PEDEVCO Corp.
State the name of the entity as currently shown in the records of the secretary of state.

The file number issued to the filing entity by the secretary of state is:	0800949748

Copy of Resolution
(Please check only one box.)

☐  A copy of a resolution establishing and designating a series of shares is attached.

☐  A copy of a resolution increasing or decreasing the number of shares in an established series is attached.

☐  A copy of a resolution deleting an established series is attached.

☒  A copy of a resolution amending an established series is attached

Adoption of Resolution

The resolutions was adopted by all necessary actions on the part of the corporation on:
02/20/2015
mm/dd/yyyy

Effectiveness of Filing (Select either A, B, or C.)

A. ☒        This document becomes effective when the document is filed by the secretary of state.

B. ☐         This document becomes effective at a later date, which is not more than ninety (90) days from the date of signing.  The delayed effective date is: __________________.

C. ☐          This document takes effect upon the occurrence of a future event or fact, other than the passage of time. The 90th day after the date of signing is: _______________.  The following event or fact will cause the document to take effect in the manner described below:

Execution

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument.

Date:	February 20, 2015

/s/ Clark Moore

Clark Moore, EVP
Signature and title of authorized officer

AMENDED AND RESTATED
CERTIFICATE OF DESIGNATIONS
OF
PEDEVCO CORP.
ESTABLISHING THE DESIGNATIONS, PREFERENCES,
LIMITATIONS AND RELATIVE RIGHTS OF ITS
SERIES A CONVERTIBLE PREFERRED STOCK

Pursuant to Section 21.155 of the Texas Business Organizations Code (the “Code”), PEDEVCO CORP., a company organized and existing under the State of Texas (the “Corporation”):

DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Board of Directors by the Certificate of Formation of the Corporation, and pursuant to Section 21.155 of the Code, the Board of Directors, by unanimous consent of all members of the Board of Directors on February 20, 2015, duly adopted a resolution providing for the designation of an amended and restated series of sixty-six thousand six hundred and twenty-five (66,625) shares of Series A Convertible Preferred Stock, which shall amend, replace and supersede the Amended and Restated Series A Convertible Preferred Stock Designation previously filed by the Corporation on July 27, 2012 (the “Prior Preferred Stock”), which resolution is and reads as follows:

RESOLVED, that no shares of Prior Preferred Stock are currently outstanding; and it is further

RESOLVED, that pursuant to the authority expressly granted to and invested in the Board of Directors by the provisions of the Certificate of Formation of the Corporation, as amended, a series of the preferred stock, par value $0.001 per share, of the Corporation be, and it hereby is, established; and

FURTHER RESOLVED, that the series of preferred stock of the Corporation be, and it hereby is, given the distinctive designation of “Series A Convertible Preferred Stock”; and

FURTHER RESOLVED, that the Series A Convertible Preferred Stock shall consist of sixty-six thousand six hundred and twenty-five (66,625) shares; and

FURTHER RESOLVED, that the Series A Convertible Preferred Stock shall have the powers and preferences, and the relative, participating, optional and other rights, and the qualifications, limitations, and restrictions thereon set forth below, which shall amend, replace and supersede the Prior Preferred Stock (the “Designation”):

1.           Definitions. In addition to other terms defined throughout this Designation, the following terms have the following meanings when used herein:

PEDEVCO CORP.
Amended and Restated Certificate of Designations of
Series A Convertible Preferred Stock

1.1           “Affiliate” of a specified Person means any other Person that (at the time when the determination is made) directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person.  As used in the foregoing sentence, the term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the power to direct the management and/or the policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

1.2           “Asset Purchase Agreement” means that certain Purchase and Sale Agreement, dated on or around February 20, 2015, between Golden Globe and Red Hawk, pursuant to which Red Hawk is purchasing certain assets and oil and gas interests from Golden Globe as set forth in greater detail therein.

1.3           “Automatically Redeemed Shares” shall mean 25,000 (subject to equitable adjustments for Recapitalizations) Preferred Stock Shares. The Automatically Redeemed Shares shall be deemed to be part of Tranche Four, provided that if there are not sufficient Preferred Stock Shares remaining in Tranche Four, any Automatically Redeemed Shares remaining after cancelling all of the Tranche Four Preferred Stock Shares, shall instead be deemed to be part of Tranche Three, provided that if there are not sufficient Preferred Stock Shares remaining in Tranche Three, any Automatically Redeemed Shares remaining after cancelling all of the Tranche Four and Tranche Three Preferred Stock Shares, shall instead be deemed to be part of Tranche Two, provided that if there are not sufficient Preferred Stock Shares remaining after cancelling all of the Tranche Four, Tranche Three and Tranche Two Preferred Stock Shares, the equivalent Common Stock amount of the remaining Automatically Redeemed Shares (i.e., the number of remaining Automatically Redeemed Shares multiplied by the Conversion Rate), shall be returned to the Corporation pro rata by the Holders for cancellation to fully satisfy the entire amount of the Automatically Redeemed Shares.

1.4            “Business Day” means any day except Saturday, Sunday or any day on which banks are authorized by law to be closed in (a) the City of Houston, Texas or (b) Danville, California.

1.5           “Closing Date” means the date that the sale and purchase of oil and gas interests as contemplated by the Asset Purchase Agreement are consummated.

1.6           “Common Stock” shall mean the common stock, $0.001 par value per share of the Corporation.

1.7           “Conversion Price” shall equal $0.40 per share, subject to equitable adjustment in connection with any Recapitalization.

PEDEVCO CORP.
Amended and Restated Certificate of Designations of
Series A Convertible Preferred Stock

1.8           “Distribution” shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise (other than dividends on Common Stock payable in Common Stock), or the purchase or redemption of shares of the Corporation for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchase of capital stock of the Corporation in connection with the settlement of disputes with any stockholder, or (iv) any other repurchase or redemption of capital stock of the Corporation approved by the holders of (a) a majority of the outstanding shares of Common Stock and (b) a majority of the outstanding shares of Series A Convertible Preferred Stock voting as separate classes.

1.9           “Dividend Default” shall mean the failure of the Corporation to pay any Dividends when due, subject to any cure provisions described below.

1.10           “Dividend Rate” shall mean an annual rate of ten percent (10%) of the Original Issue Price.

1.11           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.12           “Golden Globe” means Golden Globe Energy (US), LLC.

1.13           “Holder” shall mean the person or entity in which the Series A Convertible Preferred Stock is registered on the books of the Corporation, which shall initially be the person or entity which such Series A Convertible Preferred Stock is issued to, and shall thereafter be permitted and legal assigns which the Corporation is notified of by the Holder and which the Holder has provided a valid legal opinion in connection therewith to the Corporation and to whom such Preferred Stock Shares are legally transferred.

1.14            “Independent Director” means a member of the Board of Directors of the Corporation who is deemed “independent”, in the reasonable determination of the members of the Board of Directors of the Corporation not appointed pursuant to the Preferred Stock Director Appointment Rights (as defined in Section 5.4(a)), pursuant to applicable NYSE MKT and Securities and Exchange Commission rules, regulations and requirements.

1.15           “Investors” means BRe BCLIC Primary, BRe BCLIC Sub, BRe WNIC 2013 LTC Primary, BRe WNIC 2013 LTC Sub, and RJ Credit LLC.

PEDEVCO CORP.
Amended and Restated Certificate of Designations of
Series A Convertible Preferred Stock

1.16           “Junior Securities” shall mean each other class of capital stock or series of preferred stock of the Corporation other than the Common Stock established after the Original Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Series A Convertible Preferred Stock upon the liquidation, winding-up or dissolution of the Corporation.

1.17           “Liquidation Preference” shall (a) at all times prior to the Shareholder Approval Date equal the Original Issue Price per share; and (b) at all times after the Shareholder Approval Date equal the par value of the Series A Convertible Preferred Stock, $0.001 per share (subject to equitable adjustment for Recapitalizations).

1.18           “Majority In Interest” means Holders holding in aggregate at least 51% of the then aggregate Preferred Stock Shares issued and outstanding (less any Preferred Stock Shares which are subject to a pending Corporation Redemption but for which any Holder has refused to accept delivery or which delivery was successful of any applicable Corporation Redemption Price).

1.19           “Minimum Sales Price” means $1.00 per share, as equitably adjusted for any Recapitalizations.

1.20           “Original Holders” shall mean those Holders who were issued Preferred Stock Shares on the Original Issue Date.

1.21           “Original Issue Date” shall mean the date upon which the first shares of Series A Convertible Preferred Stock are issued.  The Original Issue Date shall be the Closing Date.

1.22           “Original Issue Price” shall mean Four Hundred Dollars ($400) per share (as appropriately adjusted for any Recapitalizations).

1.23           “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, business or statutory trust, trust, union, association, instrumentality, governmental authority or other entity, enterprise, authority, unincorporated organization or business organization.

1.24           “Preferred Stock Certificates” means the original certificate(s) representing the applicable Series A Convertible Preferred Stock shares.

1.25           “Preferred Stock Shares” means shares of Series A Convertible Preferred Stock.

1.26           “Principal Market” means initially the NYSE MKT, and shall also include the NASDAQ Capital Market, New York Stock Exchange, the NASDAQ National Market, the OTCQB Market, the OTCQX Market, or the OTC Pink Market, whichever is at the time the principal trading exchange or market for the Common Stock, based upon share volume.

PEDEVCO CORP.
Amended and Restated Certificate of Designations of
Series A Convertible Preferred Stock

1.27           “Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event described in Sections 7.2 through 7.5.

1.28           “Red Hawk” means Red Hawk Petroleum, LLC, the wholly-owned subsidiary of the Corporation.

1.29           “Repayment” means the repayment in full, of all amounts due and outstanding under those certain Senior Secured Promissory Notes issued by the Corporation in favor of the Investors, and BAM Administrative Services LLC, as agent for the Investors.

1.30           “Repayment Date” means the date the Corporation has completed the Repayment.

1.31           “Restricted Shares” means shares of the Corporation’s Common Stock which are restricted from being transferred by the Holder thereof unless the transfer is effected in compliance with the Securities Act and applicable state securities laws (including investment suitability standards, which shares shall bear the following restrictive legend (or one substantially similar)):

“The securities represented by this certificate have not been registered under the Securities Act of 1933 or any state securities act. The securities have been acquired for investment and may not be sold, transferred, pledged or hypothecated unless (i) they shall have been registered under the Securities Act of 1933 and any applicable state securities act, or (ii) the corporation shall have been furnished with an opinion of counsel, satisfactory to counsel for the corporation, that registration is not required under any such acts.”

1.32           “Securities Act” means the Securities Act of 1933, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.

1.33           “Shareholder Approval” means the approval by the shareholders of the Corporation, as required pursuant to applicable rules and regulations of the NYSE MKT, of (a) the transactions contemplated by the Asset Purchase Agreement; (b) the issuance of shares of Common Stock upon the Conversion of the Preferred Stock Shares as provided herein; and (c) such other terms and conditions hereof or the Asset Purchase Agreement as may be required by the NYSE MKT or the Securities and Exchange Commission.

PEDEVCO CORP.
Amended and Restated Certificate of Designations of
Series A Convertible Preferred Stock

1.34           “Shareholder Approval Date” means the date that the Corporation has received the Shareholder Approval.

1.35           “Timely First Tranche Redemption and Repayment” means that the Corporation has both (i) completed the Corporation Redemption (as defined in Section 6.1) of all Tranche One Preferred Stock Shares during the First Redemption Period (as described in Section 6.1(a)); and (ii) completed the Repayment, in each case within the first nine (9) months following the Closing.

1.36           “Tranches” means Tranche One, Tranche Two, Tranche Three and Tranche Four.

1.37           “Tranche One” means 15,000 (as equitably adjusted for any Recapitalization) Preferred Stock Shares, which shall be issued in one or several certificates on the Original Issuance Date pro rata to all Holders, and keep as separate certificates at all times without being combined at any time with any other Tranches. The Holders shall further provide the Corporation prompt written notice of any changes in the Preferred Stock Certificates subject to Tranche One.

1.38           “Tranche Two” means 15,000 (as equitably adjusted for any Recapitalization) Preferred Stock Shares, which shall be issued in one or several certificates on the Original Issuance Date pro rata to all Holders, and keep as separate certificates at all times without being combined at any time with any other Tranches. The Holders shall further provide the Corporation prompt written notice of any changes in the Preferred Stock Certificates subject to Tranche Two.

1.39           “Tranche Three” means 11,625 (as equitably adjusted for any Recapitalization) Preferred Stock Shares, which shall be issued in one or several certificates on the Original Issuance Date pro rata to all Holders, and keep as separate certificates at all times without being combined at any time with any other Tranches. The Holders shall further provide the Corporation prompt written notice of any changes in the Preferred Stock Certificates subject to Tranche Three.

1.40           “Tranche Four” means 25,000 (as equitably adjusted for any Recapitalization) Preferred Stock Shares, which shall be issued in one or several certificates on the Original Issuance Date pro rata to all Holders, and keep as separate certificates at all times without being combined at any time with any other Tranches. The Holders shall further provide the Corporation prompt written notice of any changes in the Preferred Stock Certificates subject to Tranche Four.

2.           Dividends.

2.1           Dividends in General. Dividends shall accrue on the Series A Convertible Preferred Stock at the end of each year that such Series A Convertible Preferred Stock is outstanding, beginning on the Closing Date (the “Dividend Accrual Start Date”), based on the Original Issue Price, at the Dividend Rate, until such dividends are paid in full as provided below or Forfeited and Forgiven as provided in Section 2.8 below (“Dividends”). Notwithstanding the above, no Dividends shall accrue or be due on the Series A Convertible Preferred Stock after the Shareholder Approval Date.

PEDEVCO CORP.
Amended and Restated Certificate of Designations of
Series A Convertible Preferred Stock

2.2           Payment of Dividends. The Corporation shall pay the Holder of the Series A Convertible Preferred Stock the accrued Dividends in cash, within five (5) Business Days of the end of each anniversary of the Closing Date, for so long as the Series A Convertible Preferred Stock remains outstanding.

2.3           Manner of Payment. All Dividends payable in cash hereunder shall be made in lawful money of the United States of America to each Holder in whose name the Series A Convertible Preferred Stock is registered as set forth on the books and records of the Corporation. Such payments shall be made by wire transfer of immediately available funds to the account such Holder may from time to time designate by written notice to the Corporation or by Corporation check, without any deduction, withholding or offset for any reason whatsoever except to the extent required by law.

2.4           Dividend Default. In the event a Dividend Default should occur in respect to the Dividends due to Holder, any unpaid Dividends shall accrue interest at the rate of twelve percent (12%) per annum until such Dividend Default is cured by the Corporation.

2.5           Participation. Subject to the rights of the holders, if any, of any shares of preferred stock issued after the Shareholder Approval Date, the Holders shall, as holders of Series A Convertible Preferred Stock, be entitled to such dividends paid and Distributions made to the holders of Common Stock to the same extent as if such Holders had converted the Series A Convertible Preferred Stock into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and Distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock. Following the occurrence of a Liquidation Event (defined in Section 3.1 below) and the payment in full to a Holder of its applicable Liquidation Preference, such Holder shall cease to have any rights hereunder to participate in any future dividends or distributions made to the holders of Common Stock. No Distributions shall be made with respect to the Common Stock until all past due, if any, and/or declared Dividends on the Series A Convertible Preferred Stock have been paid or set aside for payment to the Series A Convertible Preferred Stock Holders. Notwithstanding the above Section 2.5, the Series A Convertible Preferred Stock Holders shall have no right of participation in connection with dividends or Distributions made to the Common Stock shareholders consisting solely of shares of Common Stock.

PEDEVCO CORP.
Amended and Restated Certificate of Designations of
Series A Convertible Preferred Stock

2.6           Non-Cash Distributions. Whenever a Distribution provided for in this Section 2 shall be payable in property other than cash, the value of such Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.

2.7           Other Distributions. Subject to the terms of this Certificate of Designations, and to the fullest extent permitted by the Code, the Corporation shall be expressly permitted to redeem, repurchase or make distributions on the shares of its capital stock in all circumstances other than where doing so would cause the Corporation to be unable to pay its debts as they become due in the usual course of business.

2.8           Forfeiture and Forgiveness of Unpaid Dividends On The Shareholder Approval Date. Any and all declared, accrued and/or unpaid Dividends owed or due to any Holder (the “Accrued Dividends”) on the Shareholder Approval Date, shall be automatically, and without any required action by any Holder or the Corporation, be forfeited, waived, released and forgiven in their entirety and the Preferred Stock Shares shall cease to accrue any further Dividends on such Shareholder Approval Date (“Forfeited and Forgiven”). Each Holder hereby agrees to release, acquit and forever discharge the Corporation from all liability, claims and demands, whatsoever in connection with any Accrued Dividends owed on any Series A Convertible Preferred Stock on the Shareholder Approval Date, which Accrued Dividends shall be automatically Forfeited and Forgiven upon such Shareholder Approval Date without any required action by the Holder or the Corporation. The terms and conditions of this Section 2.8, shall be referred to herein as a “Forfeiture”.

3.           Liquidation Rights.

3.1           Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (each a “Liquidation Event”), the Holders of Series A Convertible Preferred Stock shall be entitled to receive prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Common Stock or the Junior Securities by reason of their ownership of such stock, an amount per share for each share of Series A Convertible Preferred Stock held by them equal to the sum of (i) the applicable Liquidation Preference, and (ii) all accrued Dividends and all declared but unpaid dividends on such share of Series A Convertible Preferred Stock. If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Series A Convertible Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3.1, then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series A Convertible Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3.1.

PEDEVCO CORP.
Amended and Restated Certificate of Designations of
Series A Convertible Preferred Stock

3.2           Remaining Assets. After the payment to the Holders of Series A Convertible Preferred Stock of the full preferential amounts specified above, the entire remaining assets of the Corporation legally available for distribution by the Corporation shall be distributed with equal priority and pro rata among the holders of the Junior Securities in proportion to the number of shares of Junior Securities held by them and the holders of Common Stock in proportion to the number of shares of Common Stock held by them.

3.3           Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors. In the event of a merger or other acquisition of the Corporation by another entity, the Distribution date shall be deemed to be the date such transaction closes.

4.           Conversion. The holders of the Series A Convertible Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1           Conversion. Each share of Series A Convertible Preferred Stock shall be convertible, at the option of the holder thereof (a “Conversion”), at any time following the Shareholder Approval, but subject to the Conversion Restrictions set forth in Section 4.2 below, if applicable, at the office of the Corporation or any transfer agent for the Series A Convertible Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Original Issue Price for the Series A Convertible Preferred Stock by the Conversion Price, as adjusted for any Recapitalizations (such shares of Common Stock issuable upon a Conversion, the “Conversion Shares”). In order to effectuate the Conversion under this Section 4.1, the Holder must provide the Corporation a written notice of conversion in the form of Exhibit A hereto (the “Notice of Conversion”) as well as those other items required in Section 4.4, below. The number of shares of Common Stock into which each share of Series A Convertible Preferred Stock may be converted is hereinafter referred to as the “Conversion Rate”.   Upon any conversion, and subject to the Conversion Restrictions, the Holder shall elect which Tranche of Preferred Shares are to be converted.

4.2           Conversion Restrictions. Upon and after a Timely First Tranche Redemption and Repayment, the Conversion of the Preferred Stock Shares shall be subject to the following conversion schedule (the “Conversion Restrictions”):

(a)           The Tranche Two Preferred Stock Shares shall only be convertible following the date which is twenty-four (24) months following the Closing; and

(b)           The Tranche Three Preferred Stock Shares shall only be convertible following the date which is thirty-six (36) months following the Closing.

PEDEVCO CORP.
Amended and Restated Certificate of Designations of
Series A Convertible Preferred Stock

4.3           Beneficial Ownership Limitation. No Conversion of the Series A Convertible Preferred Stock shall be affected during any time that, and only to the extent that, the number of shares of Common Stock to be issued to such Holder upon such Conversion, when added to the number of shares of Common Stock, if any, that the Holder otherwise beneficially owns (outside of the Series A Convertible Preferred Stock, and not including any other securities of the Corporation held by Holder having a provision substantially similar to this Section 4.2) at the time of such Conversion, would exceed 9.9% (the “Maximum Percentage”) of the number of shares of Common Stock of the Corporation outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon Conversion of such Preferred Stock set forth in the Notice of Conversion, as determined in accordance with Section 13(d) of the Exchange Act (the “Beneficial Ownership Limitation”). The provisions of this Section 4.2 shall not be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4.2 to correct this Section (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

4.4           Mechanics of Conversion. In order to effect a Conversion, a holder shall: (i) fax or email a copy of the fully executed Notice of Conversion to the Corporation (Attention: Corporate Secretary, 4125 Blackhawk Plaza Circle, Suite 201, Danville, California 94506, Fax: (510) 743-4262 and (925) 403-0703, Email: cmoore@pacificenergydevelopment.com and contact@pacificenergydevelopment.com) and (ii) surrender or cause to be surrendered the Preferred Stock Certificates being converted, duly endorsed, as soon as practicable thereafter to the Corporation. Upon receipt by the Corporation of a facsimile or emailed copy of a Notice of Conversion from a Holder, the Corporation shall promptly send, via facsimile or email, a confirmation to such Holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the Conversion. The Corporation shall not be obligated to issue shares of Common Stock upon a Conversion unless the Preferred Stock Certificates are delivered to the Corporation as provided above. In the event the Holder has lost or misplaced the certificates evidencing the Preferred Stock, the Holder shall be required to provide the Corporation or the Corporation’s Transfer Agent (as applicable) with whatever documentation and fees each may require to re-issue the Preferred Stock Certificates and shall be required to provide such re-issued Preferred Stock Certificates to the Corporation in connection with such Notice of Conversion. Unless the Notice of Conversion provided by the Holder includes a valid opinion from an attorney stating that such shares of Common Stock issuable in connection with the Notice of Conversion can be issued free of restrictive legend, which shall be determined by the Corporation in its sole and reasonable discretion, such shares shall be issued as Restricted Shares.   If requested by the Holder, the Company shall cause its counsel at the Company’s expense to issue any necessary legal opinion (to the extent lawful) in order to permit sales of the Common Stock pursuant to Rule 144 under the Securities Act or under another applicable exemption from the registration requirements; provided that (i) an exemption under Rule 144 under the Securities Act or another applicable exemption from the registration requirements is available with respect to such shares, and (ii) the Holder provides the Company and the legal counsel providing the necessary opinion with such representations and other related information reasonably requested in order for such legal counsel to issue the legal opinion.

PEDEVCO CORP.
Amended and Restated Certificate of Designations of
Series A Convertible Preferred Stock

4.5           Failure to Delivery Preferred Stock Certificates. In the event the Holder provides the Corporation with a Notice of Conversion, but fails to provide the Corporation with the Preferred Stock Certificates subject to the Conversion within ten (10) Business Days of the date the Notice of Conversion is received by the Corporation, the Corporation shall be able to consider the Notice of Conversion void and the Corporation shall not be required to comply with such Notice of Conversion.

4.6           Delivery of Common Stock Upon Conversion. Upon the surrender of Preferred Stock Certificates accompanied by a Notice of Conversion, the Corporation (itself, or through its Transfer Agent) shall, no later than the tenth (10th) Business Day following the date of such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of indemnity pursuant to Section 4.4 above) (the “Delivery Period”), issue and deliver (i.e., deposit with a nationally recognized overnight courier service postage prepaid) to the Holder or its nominee (x) a certificate representing that number of shares of Common Stock issuable upon conversion of such shares of Preferred Stock being converted and (y) a certificate representing the number of shares of Series A Convertible Preferred Stock not being converted, if any. Notwithstanding the foregoing, if the Corporation’s transfer agent is participating in the Depository Trust Corporation (“DTC”) Fast Automated Securities Transfer program, and so long as the certificates therefor do not bear a legend and the holder thereof is not then required to return such certificate for the placement of a legend thereon, the Corporation shall cause its Transfer Agent to promptly electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of the Holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system (“DTC Transfer”). If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver as provided above to the Holder physical certificates representing the Common Stock issuable upon Conversion. Further, a Holder may instruct the Corporation to deliver to the Holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer.

4.7           Fractional Shares. If any Conversion of Series A Convertible Preferred Stock would result in the issuance of a fractional share of Common Stock (aggregating all shares of Series A Convertible Preferred Stock being converted pursuant to a given Notice of Conversion), such fractional share shall be payable in cash based upon the market value of the Common Stock on the Principal Market prior to the date of conversion (as determined in good faith by the Board of Directors) and the number of shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock shall be the next lower whole number of shares. If the Corporation elects not to, or is unable to, make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

PEDEVCO CORP.
Amended and Restated Certificate of Designations of
Series A Convertible Preferred Stock

4.8           Taxes.  The Corporation shall not be required to pay any tax which may be payable in respect to any transfer involved in the issue and delivery of shares of Common Stock upon Conversion in a name other than that in which the shares of the Series A Convertible Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid. The Corporation shall withhold from any payment due whatsoever in connection with the Series A Convertible Preferred Stock any and all required withholdings and/or taxes the Corporation, in its sole discretion deems reasonable or necessary, absent an opinion from Holder’s accountant or legal counsel, acceptable to the Corporation in its sole determination, that such withholdings and/or taxes are not required to be withheld by the Corporation.

4.9           No Impairment. The Corporation will not through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series A Convertible Preferred Stock against impairment. Notwithstanding the foregoing, nothing in this Section 4.9 shall prohibit the Corporation from amending its Certificate of Formation with the requisite consent of its stockholders and the Board of Directors.

4.10           Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series A Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Convertible Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

4.11           Lock-Up Requirements Relating to Common Stock Issuable Upon Conversion.

PEDEVCO CORP.
Amended and Restated Certificate of Designations of
Series A Convertible Preferred Stock

(a)           Following the Conversion of any Series A Convertible Preferred Stock into shares of Common Stock pursuant to this Section 4, and until the first (1st) anniversary of the Closing Date (the “Lock-Up Period”), such Conversion Shares will be subject to a mandatory lock-up preventing the sale, assignment, disposition of, distribution of, pledge or transfer of (each a “Transfer”) of such Converted Shares by the Holder thereof as provided below (collectively the “Lock-Up”), prohibiting such Conversion Shares from being Transferred during the Lock-Up Period for less than the Minimum Sales Price.

(b)           Notwithstanding the foregoing Section 4.1(a), any Holder may transfer all or any portion of the Conversion Shares (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound by the terms and conditions of this Designation, including, but not limited to, the Corporation Redemption Rights, Lock-Up and Forfeiture provisions described herein, (ii) to any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, provided that the trustee of the trust agrees to be bound by the terms and conditions of this Designation, including, but not limited to the Corporation Redemption Rights, Lock-Up and Forfeiture provisions described herein, (iii) to an Affiliate of a Holder, and (iv) by will or intestacy, provided such recipient agrees to be bound by the terms and conditions of this Designation, including, but not limited to the Corporation Redemption Rights, Lock-Up and Forfeiture provisions described herein; provided further than any such transfer shall not involve a disposition for value. For purposes hereof, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. Any such transfer must be in compliance with all applicable securities laws and the Company may require customary and usual legal opinions from such Holder or its counsel confirming compliance with such.

(c)           Each Holder by accepting such Series A Convertible Preferred Stock consents to the entry of stop transfer instructions with the Corporation’s Transfer Agent and registrar against the transfer of the Conversion Shares except in compliance with the preceding provisions of this Designation. The Holder also consents to the placement of the following legend on any and all stock certificates that evidence the Conversion Shares during the Lock-Up Period:

“The shares represented by this certificate are subject to, and the transfer of the shares are restricted by, the terms of that certain Certificate of Designations of PEDEVCO Corp. Establishing the Designations, Preferences, Limitations and Relative Rights of its Series A Convertible Preferred Stock (the “Designation”), and more specifically, the Lock-Up set forth therein, as filed with the Secretary of State of Texas. A copy of the Designation and Lock-Up may be inspected at the principal office of the Corporation.”

PEDEVCO CORP.
Amended and Restated Certificate of Designations of
Series A Convertible Preferred Stock

5.           Voting; Director Appointment Rights.

5.1           Class Voting. Except as otherwise expressly provided herein, in Section 5.4, or as required by law, the Holders of Series A Convertible Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

5.2           No Series Voting. Other than as provided herein or required by law, there shall be no series voting.

5.3           Series A Convertible Preferred Stock.   Each outstanding share of Series A Convertible Preferred Stock shall be entitled to one (1) vote on all shareholder matters to come before the shareholders of the Corporation (the “Voting Rights”), provided that the Voting Rights shall not apply, and the Holders shall not be allowed to vote on, the Shareholder Approval.

5.4           Board of Directors Appointment Rights.

(a)           If requested of the Company in writing by a Majority in Interest (a “Board Election Notice”), the Holders of Series A Convertible Preferred Stock shall have the exclusive right, voting separately as a single class, to elect two (2) members of the Corporation’s Board of Directors following the Director Increase (defined below)(each such member elected by the Series A Convertible Preferred Holders, a “Preferred Stock Member”), subject when applicable to the Reappointment Rights until the Director Appointment Right Termination Date (the “Preferred Stock Director Appointment Rights”). In any such election the Holders of Series A Convertible Preferred Stock shall be entitled to cast one (1) vote per share of Series A Convertible Preferred Stock held of record on the record date for the determination of the Holders of Series A Convertible Preferred Stock entitled to vote on such election. At least one (1) Preferred Stock Member shall be an Independent Director and the non-Preferred Stock Members of the Board of Directors shall make the determination as to whether each Preferred Stock Member is an Independent Director from time to time, when and as necessary, as determined by the non-Preferred Stock Members in their sole discretion.

(b)           Promptly following the Original Issue Date, the Corporation shall take action to increase the number of members of its Board of Directors from three (3) to five (5) members (the “Director Increase”). Following such increase and until the Director Appointment Right Termination Date (as defined below), the Corporation shall maintain a Board of Directors consisting of five (5) members; provided that two vacancies shall remain on the Board until the Board Election Notice is delivered.  Upon and after delivery of the Board Election Notice, if at any time the Corporation shall have less than five (5) members, the remaining members of the Board of Directors (a) not appointed subject to the Preferred Stock Director Appointment Rights shall promptly take action pursuant to the powers provided to the Board of Directors in the Corporation’s Bylaws (as amended), to nominate and appoint such additional non-Preferred Stock Members as necessary such that the Board of Directors has three (3) non-Preferred Stock Members; and (b) appointed subject to the Preferred Stock Appointment Rights shall promptly take action pursuant to the powers provided to the Board of Directors in the Corporation’s Bylaws (as amended) and this Section 5.4, to nominate and appoint such additional Preferred Stock Members as necessary such that the Board of Directors has two (2) Preferred Stock Members (one (1) of which shall always be an Independent Director); provided further that (i) the Preferred Stock Members shall vote to approve the appointment of any and all other members of the Board of Directors recommended by the non-Preferred Stock Members pursuant to Section 5.4(b)(a) above, and (ii) the non-Preferred Stock Members shall vote to approve the appointment of any and all other members of the Board of Directors recommended by the Preferred Stock Members pursuant to Section 5.4(b)(b) above, subject to the requirement to at all times have one Independent Director appointed by the Preferred Stock Members (collectively, the “Reappointment Rights”). Any and all members of the Board of Directors (including, but not limited to Preferred Stock Members), shall upon appointment as provided in this Section 5.4(b), hold their positions until (x) the next annual meeting of stockholders; (y) until their respective successors have been elected and qualified; or (z) until their earlier resignation or removal, provided that any and all Preferred Stock Members shall immediately resign at the option of the non-Preferred Stock Members upon the Director Appointment Right Termination Date, provided that if such Preferred Stock Members refuse to resign, the non-Preferred Stock Members shall be authorized by the Holders to take action as such Holders’ power of attorney and attorneys in fact, to vote all Preferred Stock Shares outstanding via a written consent to remove any such Preferred Stock Members as members of the Board of Directors, which right is irrevocable and coupled with an interest (such removal of the Preferred Stock Member(s), the “Preferred Stock Member Termination”).

PEDEVCO CORP.
Amended and Restated Certificate of Designations of
Series A Convertible Preferred Stock

(c)           The initial Preferred Stock Members shall be designated and appointed following the Board Election Notice, and shall be elected to serve until their successors are duly elected; and thereafter the Preferred Stock Members shall be elected at the same time as other members of the Board of Directors, subject to the provisions of this Section 5.4. A Preferred Stock Member may only be removed by the written consent or affirmative vote of a Majority In Interest of the Holders, except in connection with a Preferred Stock Member Termination. If for any reason a Preferred Stock Member shall resign or otherwise be removed from the Board of Directors, then his or her replacement shall be a person elected by the remaining Preferred Stock Members (pursuant to the Reappointment Rights) or the Holders of the Series A Convertible Preferred Stock, in accordance with the voting procedures set forth in this Section 5.4. The Preferred Stock Members shall be appointed by the Board of Directors to serve on committees of the Board of Directors, subject to the determination of the non-Preferred Stock Members of the Board of Directors that such Preferred Stock Members are independent for the purposes of the Principal Market and the Securities and Exchange Commission rules and requirements.

(d)           Termination of Preferred Stock Director Appointment Rights. The Preferred Stock Director Appointment Rights shall terminate and be of no force and effect at such time as the Original Holders no longer hold any Tranche One Preferred Stock Shares, whether upon conversion, redemption, cancellation, private sale or otherwise (the “Director Appointment Right Termination Date”). The Holders shall provide the Corporation prompt written notice where and when applicable of the Director Appointment Right Termination Date.

PEDEVCO CORP.
Amended and Restated Certificate of Designations of
Series A Convertible Preferred Stock

6.           Redemption Rights.

6.1           Corporation Redemption. The Corporation shall have the option, exercisable from time to time after the Repayment Date, in the event the Corporation has caused the Repayment within nine months of the Closing Date, subject to the below, to redeem the outstanding shares of Series A Convertible Preferred Stock (a “Corporation Redemption”) which have not been Converted into Common Stock (as provided above in Section 4), as follows (the “Corporation Redemption Rights”):

(a)           For the first nine (9) months following the Closing, the Corporation shall have the right, in its option, exercisable from time to time, to repurchase and redeem any or all of the outstanding Tranche One Preferred Stock Shares (provided that any redemption shall be pro rata between the Holders) at the applicable Corporation Redemption Price (the “First Corporation Redemption Period”);

(b)           From the end of the First Redemption Period until twenty-four (24) months following the Closing, the Corporation shall have the right, in its option, exercisable from time to time, to repurchase and redeem any or all of the outstanding Tranche One or Tranche Two Preferred Stock Shares (provided that any redemption shall be pro rata between the Holders) at the applicable Corporation Redemption Price (the “Second Corporation Redemption Period”); and

(c)           From the end of the Second Corporation Redemption Period until thirty-six (36) months following the Closing, the Corporation shall have the right, in its option, exercisable from time to time, to repurchase and redeem any and all remaining outstanding shares of Series A Convertible Preferred Stock at the applicable Corporation Redemption Price (the “Third Corporation Redemption Period” and together with the First Corporation Redemption Period and the Second Corporation Redemption Period, the “Redemption Periods”).

(d)           The “Corporation Redemption Price” shall be (i) $500 per Series A Convertible Preferred Stock share during the First Corporation Redemption Period; (ii) $650 per Series A Convertible Preferred Stock share during the Second Corporation Redemption Period; and (iii) $800 per Series A Convertible Preferred Stock share during the Third Corporation Redemption Period, in each case subject to equitable adjustment in the event of any Recapitalization.

PEDEVCO CORP.
Amended and Restated Certificate of Designations of
Series A Convertible Preferred Stock

(e)           In the event the Corporation exercises its Corporation Redemption Rights, it shall redeem and repurchase Preferred Stock Shares pro rata between all Holders.

(f)           To exercise the Corporation Redemption Right, the Corporation shall deliver to each Holder an irrevocable written notice (a “Corporation Redemption Notice”), indicating the date the Corporation intends to pay the Corporation Redemption Price (the “Corporation Redemption Date”), which date shall not be less than ten (10) days nor more than twenty (20) days from the date the Corporation Redemption Notice is delivered to a Holder. In the event the applicable aggregate Corporation Repayment Price is not paid to the Holders on the applicable Corporation Redemption Date, the Corporation Redemption Notice shall be considered void and of no force or effect; provided, that at least 30 days shall elapse from the date of any Corporation Redemption in which the Corporation Repayment Price is not paid in full and the delivery of any subsequent Corporation Redemption Notice.

6.2           Automatic Redemption. In the event of the Timely First Tranche Redemption and Repayment the Automatically Redeemed Shares shall be automatically redeemed and repurchased by the Corporation, on the later of the redemption of all Tranche One Preferred Stock Shares or the Repayment Date, pursuant to the provisions of Sections 6.1 through 6.6, above provided that the applicable Corporation Redemption Price payable to the Holders for such Automatically Redeemed Shares shall be $0 per share (i.e., such Automatically Redeemed Shares shall be redeemed by the Corporation and cancelled by the Holders for no additional consideration)(an “Automatic Redemption”).

6.3           Effect of Corporation Redemption or Automatic Redemption. The payment by the Corporation to each Holder (at each such Holder’s address of record) of the Corporation Redemption Price (a “Corporation Redemption Delivery”) in connection with a Corporation Redemption and/or Automatic Redemption, and effective as of the Corporation Redemption Date in connection with a Corporation Redemption or the later of the date of such First Tranche Redemption or Repayment Date, as applicable (the “Automatic Redemption Date”), in connection with an Automatic Redemption, shall fully discharge the Corporation from any and all further obligations under the Preferred Stock Shares redeemed and shall automatically, and without any required action by the Corporation or the Holder (including the requirement that the Holder provide the Corporation or the Corporation’s Transfer Agent the Preferred Stock Certificates relating to such Corporation Redemption or Automatic Redemption), result in the cancellation, termination and invalidation of any outstanding Preferred Stock Shares and related Preferred Stock Certificates held by a Holder which are subject to a Corporation Redemption and/or Automatic Redemption (an “Automatic Cancellation”). No Corporation Redemption Price shall be required to be paid by the Corporation until or unless the applicable Holder has delivered to the Corporation or its Transfer Agent, the Preferred Stock Certificates evidencing such Preferred Stock Shares subject to such Corporation Redemption and/or Automatic Redemption, provided that the Corporation may in its sole discretion pay such Corporation Redemption Price prior to the delivery of such Preferred Stock Certificates, subject to an Automatic Cancellation.

PEDEVCO CORP.
Amended and Restated Certificate of Designations of
Series A Convertible Preferred Stock

6.4           Further Actions Following Corporation Redemption and Automatic Redemption. The Corporation and/or the Corporation’s Transfer Agent shall be authorized to take whatever action necessary, if any, following the payment of the Corporation Redemption Price, to reflect the cancellation of the Preferred Stock Shares subject to the Corporation Redemption or Automatic Redemption, which shall not require the approval and/or consent of any Holder, and provided that by agreeing to the terms and conditions of this Designation and the acceptance of the Preferred Stock Shares, each Holder hereby agrees to release the Corporation and the Corporation’s Transfer Agent from any and all liability whatsoever in connection with the cancellation of the Preferred Stock Shares subject to and following a Corporation Redemption and/or Automatic Redemption, regardless of the return to the Corporation or the Transfer Agent of any Preferred Stock Certificates evidencing such Preferred Stock Shares subject to the Corporation Redemption and/or Automatic Redemption, which as stated above, shall be automatically cancelled upon the payment of the Corporation Redemption Amount (a “Corporation Redemption Cancellation”).

6.5           Further Corporation Redemption and Automatic Redemption Assurances. Notwithstanding the above (including the Automatic Cancellation), each Holder, by accepting such Preferred Stock Certificates hereby covenants that it will (a) deliver to the Corporation or the Corporation’s Transfer Agent, promptly upon the receipt of any Corporation Redemption Notice or upon notice of an Automatic Redemption, but in any case prior to the applicable Corporation Redemption Date or within ten (10) Business Days of the Automatic Redemption Date, the applicable Preferred Stock Certificates relating to the Corporation Redemption or Automatic Conversion (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction); and (b) whenever and as reasonably requested by the Corporation and the Corporation’s Transfer Agent, at the Corporation’s sole cost and expense, do, execute, acknowledge and deliver any and all such other and further acts, deeds, assignments, transfers, conveyances, confirmations, powers of attorney and any instruments of further assurance, approvals and consents as the Corporation or the Transfer Agent may reasonably require in order to complete, insure and perfect a Corporation Redemption Cancellation or cancellation in connection with an Automatic Redemption, if such may be reasonably required by the Corporation and/or the Corporation’s Transfer Agent.

6.6           Additional Corporation Redemption Procedures. In the event that (a) any Corporation Redemption Delivery is unsuccessful notwithstanding the fact that the Corporation has mailed such applicable Corporation Redemption Price to the correct address of the Holder as set forth in the records of the Corporation; or (b) any Holder fails to timely deliver to the Corporation for cancellation the Preferred Stock Certificates evidencing the Preferred Stock Shares subject to such Corporation Redemption and the Corporation therefore refrains from completing a Corporation Redemption Delivery, such Redemption Amount shall be held by the Corporation in trust and such Redemption Amount shall be released to such Holder upon reasonable evidence to the Corporation or the Transfer Agent that such Holder is (y) the legal owner of such Redemption Amount and/or (z) the delivery to the Corporation or its Transfer Agent of the applicable Preferred Stock Certificates, as applicable, provided that the Holder’s failure to accept such Redemption Amount, the Corporation’s inability to affect a Corporation Redemption Delivery, and/or the Holder’s failure to deliver the Preferred Stock Certificates, under such circumstances shall in no event effect the validity of the Corporation Redemption Cancellation, the Automatic Cancellation or the consequences of a Corporation Redemption Delivery as described in Section 6.2 hereof. Furthermore, the Holder shall be due no interest on the Redemption Amount while being held by the Corporation in trust and any and all interest, if any, which shall accrue on such amount, if any, shall be the sole property of the Corporation.

PEDEVCO CORP.
Amended and Restated Certificate of Designations of
Series A Convertible Preferred Stock

6.7           Redemption Legend. Each Holder by accepting such Series A Convertible Preferred Stock consents to the entry of stop transfer instructions with the Corporation’s Transfer Agent and registrar against the transfer of the Preferred Stock Shares except in compliance with the provisions of this Designation. The Holder also consents to the placement of the following legend on any and all stock certificates that evidence the Preferred Stock Shares during the Redemption Periods applicable to each Tranche above:

“The shares represented by this certificate are subject to certain redemption and repurchase and similar rights on behalf of the Company pursuant to the terms of that certain Certificate of Designations of PEDEVCO Corp. Establishing the Designations, Preferences, Limitations and Relative Rights of its Series A Convertible Preferred Stock (the “Designation”) as filed with the Secretary of State of Texas. A copy of the Designation may be inspected at the principal office of the Corporation.”

6.8           Right to Assign Corporation Redemption Rights. Notwithstanding the above Sections 6.1 through 6.6, in lieu of undertaking a Corporation Redemption pursuant to Section 6.1 above, the Corporation may instead assign its rights (or any portion thereof) to any party or any parties (which may also be a related party of the Corporation)(collectively, a “Designated Purchaser”), which party shall have the right to purchase the Series A Preferred Stock subject to the Corporation Redemption Rights described above directly from the Holders in consideration for the applicable Corporation Redemption Price (the “Right to Assign”). For the sake of clarity and in an abundance of caution, if the Corporation exercises its Right to Assign, the Holders would be obligated to sell the Preferred Stock Shares subject to the Right to Assign directly to the Designated Purchaser and such Preferred Stock Shares would not be cancelled by the Corporation. In the event the Corporation exercises its Right to Assign, the Holders agree to enter into a stock purchase agreement with such Designated Purchaser containing usual and customary representations regarding their ownership of the Preferred Stock Shares and ability to sell and transfer such shares, in such form as reasonably requested by such Designated Purchaser, and to further not unreasonably delay or condition the sale of such Preferred Stock Shares to the Designated Purchaser, subject to the Designated Purchaser and the sale meeting applicable exemptions from registration under federal law. Any shares of Series A Convertible Preferred Stock pursuant to which the Corporation has exercised its Right to Assign, shall no longer be subject to the Corporation Redemption Rights above, and the Preferred Stock Shares subject to the Right to Assign shall be reduced by the total number of Preferred Stock Shares subject to the Corporation Redemption Rights above, beginning first with Tranche One, if any Preferred Stock Shares are outstanding under Tranche, second with Tranche Two, if any Preferred Stock Shares are outstanding under Tranche Two, third with Tranche Three, if any Preferred Stock Shares are outstanding under Tranche Three, and fourth with Tranche Four, if any Preferred Stock Shares are outstanding under Tranche Four. Each Holder hereby covenants that, in consideration for receiving shares of Series A Convertible Preferred Stock, that he, she or it will, whenever and as reasonably requested by the Corporation or the Designated Purchaser, do, execute, acknowledge and deliver any and all such other and further acts, deeds, confirmations, agreements and documents as the Corporation or the Designated Purchaser may reasonably require in order to complete, insure and perfect the sale of the Preferred Stock Shares to such Designated Purchaser in the event the Corporation exercises its Right to Assign.

PEDEVCO CORP.
Amended and Restated Certificate of Designations of
Series A Convertible Preferred Stock

6.9           Holder Redemption Rights. In the event of the Timely First Tranche Redemption and Repayment, the Holders shall have the right to request that the Corporation redeem and repurchase Preferred Stock Shares as follows (this Section 6.9, a “Holder Redemption”, and to together with a Corporation Redemption, a “Redemption”):

(a)           During the period beginning on the first (1st) Business Day following the twenty-forth (24th) month anniversary of the Closing and for a period of thirty (30) days thereafter (the “First Holder Redemption Period”), the Holders may request that the Corporation repurchase and redeem any Tranche Two Preferred Stock Shares remaining outstanding at a redemption price of $650 per Preferred Stock Share (the “First Holder Redemption Amount”); and

(b)           During the period beginning on the first (1st) Business Day following the thirty-sixth (36th) month anniversary of the Closing and for a period of thirty (30) days thereafter (the “Second Holder Redemption Period” and together with the First Holder Redemption Period, the “Holder Redemption Periods”), the Holders may request that the Corporation repurchase and redeem any Tranche Two and Tranche Three Preferred Stock Shares remaining outstanding at a redemption price of $800 per Preferred Stock Share (the “Second Holder Redemption Amount” and together with the First Holder Redemption Amount, each a “Holder Redemption Amount”).

(c)           To exercise a Holder Redemption, a Holder shall deliver to the Corporation (i) an irrevocable written notice (a “Holder Redemption Notice”), indicating that the Holder desires for the Corporation to repurchase and redeem the Preferred Stock Shares and the number of Preferred Stock Shares subject to such Holder Redemption Notice and the required redemption date (the “Holder Redemption Date”, and together with the Corporation Redemption Date, the “Redemption Dates”); and (ii) the applicable Preferred Stock Certificates relating to the Holder Redemption (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction).

PEDEVCO CORP.
Amended and Restated Certificate of Designations of
Series A Convertible Preferred Stock

(d)           Notwithstanding the delivery by any Holder to the Corporation of a Holder Redemption Notice, the Corporation shall not be required to redeem or repurchase any Preferred Stock Shares subject to such Holder Redemption Notice, and any repurchases and redemptions shall be in the Corporation’s sole discretion and with the Holders having no recourse against the Corporation should the Corporation in its sole discretion and for any reason whatsoever determine not to repurchase or redeem the Preferred Stock Shares subject to a Holder Redemption Notice, provided that if the Corporation for any reason shall not repurchase and redeem (i) all Tranche Two Preferred Stock Shares subject to a Holder Redemption Notice during the First Holder Redemption Period; or (ii) all Tranche Three Preferred Stock Shares subject to a Holder Redemption Notice during the Second Redemption Period, and (iii) the thirty (30) day average closing price of the Corporation’s Common Stock on the Principal Market, for the thirty (30) day period immediately preceding the third anniversary of the Closing is below $0.80 per share (the “Minimum Price”, as equitably adjusted for any Recapitalizations), then the Corporation shall promptly thereafter issue the Holders, pro rata with their ownership of the Preferred Stock Shares, up to an additional 10,000 (as equitably adjusted for any Recapitalizations) shares of Series A Convertible Preferred Stock, subject to the Holders making similar representations regarding such securities as Golden Globe made in the Asset Purchase Agreement in order that the Corporation can confirm an exemption from registration for such issuances (the “Damages Shares”)(which shall be designated as Tranche Four shares, but for the avoidance of doubt, shall not be subject to Section 6.2, and shall increase in the amount of Preferred Stock Shares included in the definition of Tranche Four, above), equal to the Damages Shares multiplied by a fraction, (A) the numerator of which is [a] the total number of Preferred Stock Shares for which the Holders had provided valid Holder Redemption Notices minus [b] the actual number of Preferred Stock Shares repurchased and redeemed by the Corporation during the Holder Redemption Periods for which the Holders had provided valid Holder Redemption Notices, and (B) the denominator of which is the total number of Preferred Stock Shares for which the Holders had provided valid Holder Redemption Notices.

(e)           The payment by the Corporation to each Holder (at each such Holder’s address of record) of the applicable Holder Redemption Amount in connection with a Holder Redemption (a “Holder Redemption Delivery” and together with the Corporation Redemption Delivery, a “Redemption Delivery”), and effective as of the date of such payment, shall fully discharge the Corporation from any and all further obligations under the Preferred Stock Shares redeemed.

PEDEVCO CORP.
Amended and Restated Certificate of Designations of
Series A Convertible Preferred Stock

6.10           Further Holder Redemption Assurances. Notwithstanding the above, each Holder, by accepting such Preferred Stock Certificates will whenever and as reasonably requested by the Corporation and the Corporation’s Transfer Agent, at its sole cost and expense, do, execute, acknowledge and deliver any and all such other and further acts, deeds, assignments, transfers, conveyances, confirmations, powers of attorney and any instruments of further assurance, approvals and consents as the Corporation or the Transfer Agent may reasonably require in order to complete, insure and perfect the cancellation of such Holder’s shares in the event of a Holder Redemption, if such may be reasonably required by the Corporation and/or the Corporation’s Transfer Agent.

6.11           Effect of All Redemptions. The Preferred Stock Shares subject to a Redemption and/or an Automatic Redemption shall have all Conversion rights immediately terminate effective as of the Redemption Date or Automatic Redemption Date, as applicable (provided that the Corporation has validly paid all redemption amounts owed in connection with such redemption on such date).

7.           Adjustments For Recapitalizations.

7.1           Equitable Adjustments For Recapitalizations. The (a) Automatically Redeemed Shares, the Liquidation Preference, the number of shares of Series A Convertible Preferred Stock subject to each Tranche, the Original Issue Price, the Conversion Rate (as and if applicable), the Voting Rights, each Corporation Redemption Price (as applicable), each Holder Redemption Amount (as applicable), and the Damage Shares (the “Preferred Stock Adjustable Provisions”); (b) the Conversion Price, the Minimum Sales Price, the Conversion Rate and the Minimum Price (the “Common Stock Adjustable Provisions”), and (c) any and all other terms, conditions, amounts and provisions of this Designation which (i) pursuant to the terms of this Designation provide for equitable adjustment in the event of a Recapitalization; or (ii) the Board of Directors of the Corporation determine in their reasonable good faith judgment is required to be equitably adjusted in connection with any Recapitalizations (collectively Sections (c)(i) and (ii), the “Other Equitable Adjustable Provisions”), shall each be subject to equitable adjustment as provided in Sections 7.2 through 7.4, below, as determined by the Board of Directors in their sole and reasonable discretion.

7.2           Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, without a corresponding subdivision of the Series A Convertible Preferred Stock, the applicable Common Stock Adjustable Provisions and the Other Equitable Adjustable Provisions (if any) in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately and equitably adjusted. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, without a corresponding combination of the Series A Convertible Preferred Stock, the Common Stock Adjustable Provisions and the Other Equitable Adjustable Provisions (if any) in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately and equitably adjusted.

PEDEVCO CORP.
Amended and Restated Certificate of Designations of
Series A Convertible Preferred Stock

7.3           Adjustments for Subdivisions or Combinations of Series A Convertible Preferred Stock. In the event the outstanding shares of Series A Convertible Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Series A Convertible Preferred Stock, the applicable Preferred Stock Adjustable Provisions and the Other Equitable Adjustable Provisions (if any) in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately and equitably adjusted. In the event the outstanding shares of Series A Convertible Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Series A Convertible Preferred Stock, the applicable Preferred Stock Adjustable Provisions and the Other Equitable Adjustable Provisions (if any) in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately and equitably adjusted. Provided however that the result of any concurrent adjustment in the Common Stock (as provided under Section 7.2) and Preferred Stock (as provided under Section 7.3) shall only be to affect the equitable adjustable provisions hereof once.

7.4           Adjustments for Reclassification, Exchange and Substitution. Subject to Section 3 above (“Liquidation Rights”), if the Common Stock issuable upon conversion of the Series A Convertible Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, each holder of such Series A Convertible Preferred Stock shall have the right thereafter to convert such shares of Series A Convertible Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such Series A Convertible Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

7.5           Other Adjustments. The Board of Directors of the Corporation shall also adjust equitably, and shall have the right to adjust equitably, any or all of the Preferred Stock Adjustable Provisions, Common Stock Adjustable Provisions or Other Equitable Adjustable Provisions from time to time, if the Board of Directors of the Corporation determine in their reasonable good faith judgment that such values and/or provisions are required to be equitably adjusted in connection with any Corporation action.

PEDEVCO CORP.
Amended and Restated Certificate of Designations of
Series A Convertible Preferred Stock

7.6           Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 7, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Convertible Preferred Stock.

8.           Notices.

8.1           Notices In General. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile or email transmission, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party. The addresses for such communications are (i) if to the Corporation to, Attn: Corporate Secretary, 4125 Blackhawk Plaza Circle, Suite 201, Danville, California 94506, Fax: (510) 743-4262 and (925) 403-0703, Telephone: (855) 733-3826, Email: cmoore@pacificenergydevelopment.com and contact@pacificenergydevelopment.com, and (ii) if to any Holder to the address set forth in the records of the Corporation or its Transfer Agent, as applicable, or such other address as may be designated in writing hereafter, in the same manner, by such person.

8.2           Notices of Record Date. In the event that the Corporation shall propose at any time:

(a)           to declare any Distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(b)           to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(c)           to voluntarily liquidate or dissolve;

PEDEVCO CORP.
Amended and Restated Certificate of Designations of
Series A Convertible Preferred Stock

then, in connection with each such event, the Corporation shall send to the Holders of the Series A Convertible Preferred Stock at least ten (10) Business Days’ prior written notice of the date on which a record shall be taken for such Distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto and, if applicable, the amount and character of such Distribution) or for determining rights to vote in respect of the matters referred to in (b) and (c) above.

Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Series A Convertible Preferred Stock at the address for each such holder as shown on the books of the Corporation and shall be deemed given on the date such notice is mailed.

The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the vote or written consent of the holders of a Majority In Interest of the Series A Convertible Preferred Stock, voting together as a single class.

9.           Protective Provisions.

9.1           Subject to the rights of series of preferred stock which may from time to time come into existence, so long as any shares of Series A Convertible Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by written consent, as provided by law) of the holders of a Majority In Interest of Series A Convertible Preferred Stock, voting together as a single class:

(a)           Increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A Convertible Preferred Stock;

(b)           Re-issue any shares of Series A Convertible Preferred Stock converted or redeemed pursuant to the terms of this Designation;

(c)           Effect an exchange, reclassification, or cancellation of all or a part of the Series A Convertible Preferred Stock;

(d)           Effect an exchange, or create a right of exchange, of all or part of the shares of another class of shares into shares of Series A Convertible Preferred Stock;

(e)           Alter or change the rights, preferences or privileges of the shares of Series A Convertible Preferred Stock so as to affect adversely the shares of such series;

(f)           Authorize or issue, or obligate itself to issue, prior to the Shareholder Approval Date, any other equity security, including any other security convertible into or exercisable for any equity security having a preference over (or on parity with) the Series A Convertible Preferred Stock with respect to liquidation; or

PEDEVCO CORP.
Amended and Restated Certificate of Designations of
Series A Convertible Preferred Stock

(g)           Amend or waive any provision of the Corporation’s Amended and Restated Certificate of Formation or Bylaws relative to the Series A Convertible Preferred Stock so as to affect adversely the shares of Series A Convertible Preferred Stock.

For clarification, the creation or issuance of shares of other series of preferred stock, provided the rights and preferences of such series of preferred stock are not senior to the Series A Convertible Preferred Stock Liquidation Preference, shall not require the authorization or approval of the holders of the Series A Convertible Preferred Stock. Once the Shareholder Approval Date has occurred, the Corporation shall not be prohibited whatsoever, from creating or issuing additional shares or other series of preferred stock, including in connection with any liquidation preference thereon.

10.           Preemptive Rights. No stockholder of the Corporation (including, but not limited to any Holder) shall have the right to repurchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such right may from time to time be set forth in a written agreement between the Corporation and such stockholder.

11.           Construction. When used in this Designation, unless a contrary intention appears: (i) a term has the meaning assigned to it; (ii) “or” is not exclusive; (iii) “including” means including without limitation; (iv) words in the singular include the plural and words in the plural include the singular, and words importing the masculine gender include the feminine and neuter genders; (v) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; (vi) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Designation shall refer to this Designation as a whole and not to any particular provision hereof; (vii) references contained herein to Article, Section, Schedule and Exhibit, as applicable, are references to Articles, Sections, Schedules and Exhibits in this Designation unless otherwise specified; (viii) references to “dollars”, “Dollars” or “$” in this Designation shall mean United States dollars; (ix) reference to a particular statute, regulation or law means such statute, regulation or law as amended or otherwise modified from time to time; (x) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (xi) unless otherwise stated in this Designation, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”; (xii) references to “days” shall mean calendar days; and (xiii) the paragraph and section headings contained in this Designation are for convenience only, and shall in no manner affect the interpretation of any of the provisions of this Designation.

PEDEVCO CORP.
Amended and Restated Certificate of Designations of
Series A Convertible Preferred Stock

12.           Miscellaneous.

12.1           Cancellation of Series A Convertible Preferred Stock. If any shares of Series A Convertible Preferred Stock are converted pursuant to Section 4 or redeemed or repurchased by the Corporation pursuant to Section 6, the shares so converted or redeemed shall be canceled and shall return to the status of designated, but unissued Series A Convertible Preferred Stock.

12.2           Further Assurances. Each Holder hereby covenants that, in consideration for receiving shares of Series A Convertible Preferred Stock, that he, she or it will, whenever and as reasonably requested by the Corporation, do, execute, acknowledge and deliver any and all such other and further acts, deeds, confirmations, agreements and documents as the Corporation or its Transfer Agent may reasonably require in order to complete, insure and perfect any of the terms, conditions or provisions of this Designation, including, but not limited to, (a) any Forfeiture; (b) any Redemption, and (c) any Automatic Redemption.

12.3           Technical, Corrective, Administrative or Similar Changes. The Corporation may, by any means authorized by law and without any vote of the Holders of shares of the Series A Convertible Preferred Stock, make technical, corrective, administrative or similar changes in this Designation that do not, individually or in the aggregate, adversely affect the rights or preferences of the Holders of shares of the Series A Convertible Preferred Stock.

12.4           Waiver. Notwithstanding any provision in this Designation to the contrary, any provision contained herein and any right of the holders of Series A Convertible Preferred Stock granted hereunder, except for the Beneficial Ownership Limitation and the Maximum Percentage, may be waived as to all shares of Series A Convertible Preferred Stock (and the Holders thereof) upon the written consent of a Majority In Interest, unless a higher percentage is required by applicable law, in which case the written consent of the Holders of not less than such higher percentage of shares of Series A Convertible Preferred Stock shall be required.

12.5           Interpretation. Whenever possible, each provision of this Designation shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

PEDEVCO CORP.
Amended and Restated Certificate of Designations of
Series A Convertible Preferred Stock

12.6           No Other Rights. Except as may otherwise be required by law, the shares of the Series A Convertible Preferred Stock shall not have any powers, designations, preferences or other special rights, other than those specifically set forth in this Designation.

12.7           Specific Performance. The Corporation and each Holder by accepting Preferred Stock Shares, agree that the covenants and obligations contained in this Designation relate to special, unique and extraordinary matters and that a violation of any of the terms hereof or thereof would cause irreparable injury in an amount which would be impossible to estimate or determine and for which any remedy at law would be inadequate. As such, the Corporation and each Holder agree that if either the Corporation or any Holder fails or refuses to fulfill any of its obligations under this Designation or to make any payment or deliver any instrument required hereunder or thereunder, then (a) the Corporation in the event the non-performing party is any Holder; or (b) a Majority In Interest of the Holders, in the event the non-performing party is the Corporation, shall have the remedy of specific performance, which remedy shall be cumulative and nonexclusive and shall be in addition to any other rights and remedies otherwise available under any other contract or at law or in equity and to which such party might be entitled.

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NOW THEREFORE BE IT RESOLVED, that the Designation is hereby approved, affirmed, confirmed, and ratified; and it is further

RESOLVED, that each officer of the Corporation be and hereby is authorized, empowered and directed to execute and deliver, in the name of and on behalf of the Corporation, any and all documents, and to perform any and all acts necessary to reflect the Board of Directors approval and ratification of the resolutions set forth above; and it is further

RESOLVED, that in addition to and without limiting the foregoing, each officer of the Corporation and the Corporation’s attorney be and hereby is authorized to take, or cause to be taken, such further action, and to execute and deliver, or cause to be delivered, for and in the name and on behalf of the Corporation, all such instruments and documents as he may deem appropriate in order to effect the purpose or intent of the foregoing resolutions (as conclusively evidenced by the taking of such action or the execution and delivery of such instruments, as the case may be) and all action heretofore taken by such officer in connection with the subject of the foregoing recitals and resolutions be, and it hereby is approved, ratified and confirmed in all respects as the act and deed of the Corporation; and it is further

PEDEVCO CORP.
Amended and Restated Certificate of Designations of
Series A Convertible Preferred Stock

RESOLVED, that this Designation may be executed in several counterparts, each of which is an original; that it shall not be necessary in making proof of this Designation or any counterpart hereof to produce or account for any of the other.

[Remainder of page left intentionally blank. Signature page follows.]

PEDEVCO CORP.
Amended and Restated Certificate of Designations of
Series A Convertible Preferred Stock

IN WITNESS WHEREOF, the Board of Directors of the Corporation has unanimously approved and caused this “Amended And Restated Certificate Of Designations of PEDEVCO CORP. Establishing The Designations, Preferences, Limitations and Relative Rights of its Series A Convertible Preferred Stock” to be duly executed and approved this 20th day of February 2015.

DIRECTORS:

/s/Frank C. Ingriselli
Frank C. Ingriselli
Director

/s/David C. Crikelair
David C. Crikelair
Director

/s/Elizabeth P. Smith
Elizabeth P. Smith
Director

PEDEVCO CORP.
Amended and Restated Certificate of Designations of
Series A Convertible Preferred Stock

Exhibit A
NOTICE OF CONVERSION

This Notice of Conversion is executed by the undersigned holder (the “Holder”) in connection with the conversion of shares of the Series A Convertible Preferred Stock of PEDEVCO Corp., a Texas corporation (the “Corporation”), pursuant to the terms and conditions of that certain Amended and Restated Certificate of Designations of PEDEVCO Corp., Establishing the Designations, Preferences, Limitations and Relative Rights of its Series A Convertible Preferred Stock (the “Designation”), approved by the Board of Directors of the Corporation on February 20, 2015. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Designation.

Conversion: In accordance with and pursuant to such Designation, the Holder hereby elects to convert the number of shares of Series A Convertible Preferred Stock indicated below into shares of Common Stock of the Corporation as of the date specified below.

Date of Conversion:  _________________

Number of Preferred Shares Held by Holder:  _________________

Being Converted Hereby:

Tranche: _________________

Preferred Stock Shares Owned After Conversion: _________________

Number of Shares of Common Stock (“Shares”) To Be Issued: _________________

Delivery of Shares: Pursuant to this Notice of Conversion, the Corporation shall deliver the applicable number of Shares issuable in accordance with the terms of the Designation as set forth below. If Shares are to be issued in the name of a person other than the Holder, the Holder will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any. The Holder acknowledges and confirms that the Shares issued pursuant to this Notice of Conversion will be Restricted Shares, unless this Notice of Conversion includes a valid opinion from an attorney stating that such Shares can be issued free of restrictive legend, which shall be determined by the Corporation in its sole discretion.

PEDEVCO CORP.
Notice of Conversion of
Series A Convertible Preferred Stock

If stock certificates are to be issued, in the following name and to the following address:	If DWAC is permissible, to the following brokerage account:
__________________________________ __________________________________ __________________________________ __________________________________ __________________________________
Broker: ____________________________________
DTC No.:
 ___________________________________
Acct. Name:
 _________________________________
For Further Credit (if applicable):
____________________________________

Beneficial Ownership Limitation: The Holder represents that, after giving effect to the conversion provided for in this Notice of Conversion, the Holder will not beneficially own a number of shares of Common Stock of the Corporation which exceeds the Maximum Percentage or the Beneficial Ownership Limitation as determined pursuant to the provisions of the Designation.

Authority: Any individual executing this Notice of Conversion on behalf of an entity has authority to act on behalf of such entity and has been duly and properly authorized to sign this Notice of Conversion on behalf of such entity.

_______________________________________ (Print Name of Holder) By/Sign: _______________________________ Print Name: ____________________________ Print Title: _____________________________

PEDEVCO CORP.
Notice of Conversion of
Series A Convertible Preferred Stock